CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
InterAmerican Acquisition Group Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment
No. 11 to the Registration Statement on Form S-1 of our report dated March 9,
2007 on the financial statements of InterAmerican Acquisition, Group Inc. as of
December 31, 2006 and February 28, 2007 and for the period from May 10, 2005
(inception) to December 31, 2005, the year ended December 31, 2006, the period from January 1, 2007 to February 28, 2007, and the cumulative period from May
10, 2005 (inception) to February 28, 2007, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such
Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 9, 2007